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PRESS RELEASE
Date: January 2, 2002
Contact: James J. Peoples, Chairman, 201-712-0090

BRIAN BECKWITH JOINS PEOPLES EDUCATIONAL HOLDINGS, INC. AS PRESIDENT & CEO

SADDLE BROOK, NJ, JANUARY 2, 2002- Peoples Educational Holdings, Inc. today announced a change and addition to its management team as current CEO Jim Peoples approaches retirement and a succession plan is implemented. Brian T. Beckwith, 46, has been appointed its President and Chief Executive Officer and has also been elected a member of its board of directors. James J. Peoples and Diane M. Miller, the Company's founders and existing senior executives, will remain with the Company as Chairman and Executive Vice President, respectively, and will remain on the Board of Directors.

Mr. Beckwith joins the Company after a very significant management career in the publishing arena. From 1998-2000, he was President & COO of Grolier, Inc., a $450 million publisher and direct marketer of children's books and other educational products. Prior to that time, from 1991-1997, Mr. Beckwith served in various senior management positions with K-III (Primedia) including President & CEO of the Special Interest Magazine Group. Mr. Beckwith has also held management positions with Murdoch Magazines, CBS Magazines, and Ziff-Davis Publishing. He holds an MBA from Fordham University's Graduate School of Business and a BA from New England College.

"We are very pleased to welcome Brian as our new President & CEO and feel particularly fortunate to have been able to engage an executive with substantial experience in publishing, management, and the development of growth strategies. Our continued aggressive growth into the standards-based test preparation and curriculum products area is a unique opportunity, and we feel very confident of our future as we move forward with Brian at the helm," said Mr. Peoples, the Chairman of the Board of Directors.

This press release contains forward-looking statements regarding the Company. These forward-looking statements involve a number of risks and uncertainties, including those set forth in the Company's reports on Form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.





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